                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-46829



                      3,998,258 SHARES OF COMMON STOCK OF

                                  EXCITE, INC.

         All of the 3,998,258 shares of Common Stock, no par value ("Common Stock") of Excite, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain shareholders of the Company named herein under "Selling Shareholders" and may be offered for sale from time to time by and for the account of such shareholders (collectively, the "Selling Shareholders") as more fully described herein. Of these Shares, 85,671 are issuable upon exercise of warrants. The Company will not receive any proceeds from the sale of Shares offered hereby by the Selling Shareholders. See "Use of Proceeds," "Selling Shareholders" and "Plan of Distribution." The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), during a period of time commencing on the effective date of the Registration Statement of which this Prospectus forms a part and ending on February 3, 2000 or the earlier sale of all the Shares offered hereby.

         The Common Stock is listed on the Nasdaq National Market under the symbol "XCIT." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. On March 2, 1998, the closing price per share of the Common Stock on the Nasdaq National Market was $47.94.

         Of the shares of Common Stock offered hereby 853,554 shares (including 2,087 shares issuable upon exercise of assumed warrants) were originally issued by the Company in a merger transaction that occurred on November 24, 1997 (the "Netbot Merger") in which the Company acquired all of the outstanding shares of capital stock of Netbot, Inc. ("Netbot"). The remaining 3,144,704 shares (including 83,584 shares issuable upon exercise of assumed warrants) offered hereby were originally issued by the Company in a merger transaction that occurred on February 3, 1998 in which the Company acquired all of the outstanding shares of capital stock of MatchLogic, Inc. ("MatchLogic"). The shares of Common Stock offered hereby represent approximately 18.2% of the Company's outstanding shares of Common Stock as of the date of this Prospectus. The Selling Shareholders, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares, jointly or severally, from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Selling Shareholders" and "Plan of Distribution." Each of the Selling Shareholders, individually, reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.

         The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq National Market or in privately negotiated transactions directly with the purchasers, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Shareholders.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
     FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
          SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                          COMMON STOCK OFFERED HEREBY.

                               -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  PRICE TO THE       UNDERWRITING       PROCEEDS TO    PROCEEDS TO SELLING
                                                   PUBLIC (1)          DISCOUNT           COMPANY        SHAREHOLDERS(1)
                                                   ----------          --------           -------        ---------------
PER SHARE...................................     see text above          none              none           see text above
TOTAL.......................................     see text above          none              none           see text above

-----------

(1) THE SHARES OF COMMON STOCK OFFERED HEREBY WILL BE SOLD FROM TIME TO TIME AT THE THEN-PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THE COMPANY WILL PAY EXPENSES OF REGISTRATION ESTIMATED AT $100,000.


                  The date of this Prospectus is March 4, 1998.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding the Company. The address of the Commission's Web site is http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the Commission's principal office in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by the Company are hereby incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 1996.

(b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

(c) The Company's Current Reports on Form 8-K filed on April 2, 1997 (as amended by the Company's report on Form 8-K/A filed on May 9, 1997), June 19, 1997, July 9, 1997, September 26, 1997, December 4, 1997 and
         February 17, 1998.

(d) The Company's definitive Proxy Statement dated April 29, 1997 filed in connection with the Company's 1997 Annual Meeting of Shareholders.

(e) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering contemplated hereby.

(f) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (solely with respect to statements incorporated by reference herein from a document that was filed prior to the date of this Prospectus), or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for copies of such information should be directed to Robert C. Hood, Chief Financial Officer, Excite, Inc., 555 Broadway, Redwood City, California 94063; telephone number (650) 568-6000.

                                   THE COMPANY

         Excite is an Internet media company offering a free Web online service. The Excite Network consists of Excite's two flagship brands, Excite (http://www.excite.com) and WebCrawler (http://webcrawler.com). Localized versions of Excite are also available internationally for the United Kingdom, Germany, France, Sweden, Australia and Japan. The Company was incorporated in June 1994. The principal executive offices of the Company are located at 555 Broadway, Redwood City, California 94063, and its telephone number is (650) 568-6000. In this Prospectus, the term "Excite" or the "Company" refers to Excite, Inc., a California corporation and its subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in the Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

LIMITED OPERATING HISTORY; NO ASSURANCE OF PROFITABILITY; CERTAIN FORWARD LOOKING STATEMENTS

         The Company was founded in June 1994 and generated only limited revenues prior to 1996. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its current business can be based. In addition, there is a lack of proven business models for companies like Excite which rely substantially upon the sale of advertising on the Web. The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Web and Web-based advertising markets. Specifically, such risks include, without limitation, the ability of the Company to maintain premier positions on high traffic Web access points or to enter into additional distribution relationships with Internet Service Providers ("ISPs"), or Online Service Providers ("OSPs"); the inability of the Company to maintain and increase levels of traffic on the Excite Network; the ability of the Company to expand its international operations, particularly in light of the fact that the Company has limited operating experience in the international market; the ability of the Company to successfully integrate sponsored services and the ability of the Company to meet minimum guaranteed impressions under sponsorship agreements; the ability of the Company to develop or acquire content for its services; consumer acceptance of the Company's personalized Web services such as My Channel, e-mail services or chat; the ability of the Company to generate commerce-related revenues; the failure of the Company to anticipate and adapt to a developing market; development of equal or superior services or products by competitors; the failure of the market to adopt the Web as an advertising or commercial medium; reductions in market prices for Web-based advertising as a result of competition or otherwise; the ability of the Company to achieve higher CPM rates for targeted advertising as well as the ability of the Company to increase the percentage of its advertising inventory sold; the inability of the Company to effectively integrate the technology and operations of acquired businesses or technologies with its operations, including MatchLogic and Netbot; the inability to identify, attract, retain and motivate qualified personnel; and general economic conditions. There can be no assurance that the Company will be successful in addressing such risks and any failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company has incurred significant operating losses since inception and as of December 31, 1997, the Company had an accumulated deficit of approximately $84.9 million. Although the Company has experienced significant revenue growth during 1997, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow. There can also be no assurance that any revenue growth that the Company experiences will be indicative of future operating results. In addition, the Company has increased, and plans to significantly increase further, its operating expenses as a result of acquisitions and in order to increase its sales and marketing efforts, fund greater levels of product development and increase its general and administrative costs to support the enlarged organization. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that in the future the Company will be profitable on a quarterly or annual basis.

         Certain executive officers of the Company have made certain forward looking statements regarding the Company's future prospects, which statements have been published in a variety of news articles. These statements include statements to the effect that the Company will be profitable for the third quarter of 1998 and in subsequent periods, that MatchLogic will contribute in excess of $20 million of revenues to the Company for 1998 and that the Company will be able to increase its advertising rates. The occurrence or achievement of any of the events described in these statements is subject to numerous risks and uncertainties. In particular, risks and uncertainties relating to forward looking statements as to the Company's profitability and advertising rates include, without limitation: the need for continued increases in the number of companies advertising on the Excite Network as well as on the Web generally; the Company's ability to increase sales of targeted advertisements and advertisers' willingness to pay higher costs per thousand impressions for advertisements on the Excite network; the increasingly competitive environment for Web advertising sales; the need for increases in the amount of traffic on the Excite Network; the increased amount of expenses and negative cash flows resulting from the Company's acquisitions of Netbot and MatchLogic; the Company's dependence on third parties to attract traffic to the Excite Network; the ability of the Company to develop and achieve consumer and advertiser acceptance for the Excite Network in the international market; general economic conditions; and the risks relating to the acquisition of MatchLogic described below.

         Risks and uncertainties relating to forward looking statements as to MatchLogic's contribution to revenues of Excite in 1998 include without limitation: the receipt of a favorable ruling from the Securities and Exchange Commission with respect to the accounting treatment of the transaction; risks involved in assimilating MatchLogic while maintaining appropriate independence of MatchLogic personnel, who are not subject to noncompetition agreements;
risks inherent in MatchLogic's business, including privacy concerns arising out of MatchLogic's database marketing activities, which account for a majority of MatchLogic's revenues; risks in the extremely limited operating history of MatchLogic on which to base any revenue projections, the likely fluctuations in operating results of MatchLogic due to factors beyond MatchLogic's or Excite's control; reliance by MatchLogic on small numbers of customers for a substantial percentage of its projected revenues; the acceptance by MatchLogic's advertising customers of MatchLogic being owned by Excite (from which MatchLogic purchases advertising) and the willingness by other Web sites from which MatchLogic purchases advertising (particularly those which are direct competitors of Excite) to accept future advertising placements from MatchLogic as a result of the acquisition by Excite. Investors are strongly cautioned to read carefully the information set forth herein under "Risk Factors" as well as the risks detailed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; UNPREDICTABILITY OF FUTURE REVENUES

         As a result of the Company's limited operating history, the evolving nature of its business and its acquisitions, the Company has limited meaningful historical financial data upon which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future advertising revenues and to a large extent are fixed. There can be no assurance that the Company will be able to accurately predict the levels of future advertising revenues, particularly in light of the intense competition for the sale of Web-based advertisements, the Company's limited operating history and the uncertainty as to the viability of the Web as an advertising medium, and the failure to do so would have a materially adverse effect on the Company's business, results of operations and financial condition. In addition, the Company derives a significant portion of its revenues from the sale of advertising under short-term advertising contracts. The cancellation or deferral of existing advertising contracts or the failure to obtain new advertising contracts in any quarter could materially and adversely affect the Company's business, results of operations and financial condition for that quarter. Furthermore, the Company derives advertising revenue based on the amount of traffic, or page views, on the Excite Network. Accordingly, any significant shortfall of traffic on the Excite Network in relation to the Company's expectations or the expectations of existing or potential advertisers, would have an immediate material adverse effect on the Company's business, results of operations and financial condition.

         The Company's operating results have varied on a quarterly basis during its limited operating history and the Company expects to experience significant fluctuations in future quarterly operating results. Such fluctuations have been and may in the future be caused by numerous factors, many of which are outside the Company's control, including: specific economic conditions relating to the Internet and the Web; usage of the Web; demand for advertising on the Excite Network as well as demand for Web-based advertising in general; changes in advertising rates as a result of competition or otherwise; seasonal trends in advertising sales; the advertising budgeting cycles of advertisers; incurrence of charges in connection with the Company's distribution relationships with Netscape, AOL and other ISPs and OSPs or other third parties; demand for the Company's services; incurrence of costs relating to acquisitions of businesses or technologies; introduction or enhancement of services by the Company and its competitors; market acceptance of new services; delays in the introduction of services or enhancements by the Company or its competitors; mix of types of advertisements sold, such as the amount of targeted advertising sold as a percentage of total advertising sold; capacity constraints and dependencies on computer infrastructure; and general economic conditions.

         During its limited operating history, the Company has experienced seasonal fluctuations in the amount of banner advertisements purchased on its networks with advertisers historically purchasing fewer advertisements in the first calendar quarter of each year. Because the market for Web advertising is an emerging market, additional seasonal patterns in Web advertising may develop in the future as the market matures.

         Due to all of the foregoing factors, the Company's quarterly revenues and operating results are difficult to forecast. The Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as an indication of future performance. Also, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be materially and adversely affected. See " -- Volatility of Stock Price."

INTENSE COMPETITION

         The market for Web services and Web advertising is intensely competitive. There are no substantial barriers to entry in these markets and the Company expects competition to intensify. The Company believes that the number of companies relying on fees from Web-based advertising has increased substantially during the past year. Accordingly, the Company may face increased pricing pressure for the sale of advertisements on its network, which would have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company's primary competitors are Web search and retrieval companies such as Infoseek Corporation, Lycos, Inc. and Yahoo!, Inc. and specific search and retrieval services and products offered by other companies, including Digital Equipment Corporation's Alta Vista, HotWired Venture's and Inktomi's HotBot, and CNET, Inc.'s search.com. The Company also competes indirectly with Web content broadcasting services, such as The PointCast Network's PointCast, and with services from other database vendors, such as Lexis/Nexis, Dialog and other companies that offer information search and retrieval capabilities with their core database products. As the Company increases the content offerings and services on the Excite Network, it will face competition from a large number of businesses which offer Web services such as e-mail, stock quotes, news and chat features and who publish information and content on the Web, including large OSPs such as America Online and the Microsoft Network.

         In the future, the Company may encounter competition from ISPs, OSPs, Web site operators, providers of Web browser software (such as Netscape or Microsoft) and other Internet services and products that incorporate search and retrieval features into their offerings. These potential competitors could take actions that make it more difficult for consumers to find and use the Excite Network. For example, Microsoft announced that it will offer Internet search engine services provided by Inktomi in the Microsoft Network and other Microsoft online properties. Such search services could be tightly integrated into the Microsoft operating system, the Internet Explorer Web browser and other software applications, and Microsoft may promote such services within the Microsoft Network or through other end-user services such as WebTV. Insofar as Microsoft's search services may be more conveniently accessed, this may provide Microsoft with significant competitive advantages that could have a material adverse effect on the Company's user traffic.

         Many providers of Web services have been entering into distribution arrangements, co-branding arrangements, content arrangements and other strategic partnering arrangements with ISPs, OSPs, Web browsers, operators of high traffic Web sites and other businesses in an attempt to increase traffic and page views, and thereby making their Web sites more attractive to Web advertisers while also making it more difficult for consumers to utilize the Company's services. For example, Yahoo! and MCI entered into an agreement to offer an online service to be called "Yahoo! Online powered by MCI Internet" under which Yahoo!'s services will be made easily available to MCI Internet customers. To the extent that direct competitors or other Web site operators are able to enter into successful strategic relationships, these competitors and Web sites could experience increases in traffic and page views, or the Company's traffic and page views could remain constant or decline which could have the effect of making these Web sites appear more attractive to advertisers which could have a material adverse effect on the Company's business, results of operations and financial condition.

         Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that the Company's competitors will not develop Web search and retrieval services or other online services that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's offerings.

         The Web in general, and the Company specifically, also must compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. To the extent that the Web is not perceived as an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Web-based advertising. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS RELATED TO SPONSORSHIPS

         The Company has recently entered into sponsorship arrangements with third parties to provide sponsored services and placements on the Excite Network in addition to traditional banner advertising. In connection with these arrangements, the Company may receive sponsorship fees as well as a portion of transaction revenues received by the third party sponsor from users originated through the Excite Network, in return for minimum levels of user impressions to be provided by the Company. To the extent implemented, these arrangements expose the Company to potentially significant financial risks, including the risk that the Company fails to deliver required minimum levels of user impressions and that third party sponsors do not renew the agreements at the end of their term. These arrangements also require the Company to integrate the sponsor's content with the Company's services which requires the dedication of resources and significant programming and design efforts to accomplish. In addition, because the Company has limited experience with these arrangements, the Company is unable to determine what effect such arrangements will have on gross margins and results of operations. Accordingly, there can be no assurance that these sponsorship arrangements will not have material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH ADVERTISING REVENUES

         The Company derives substantially all of its revenues from the sale of advertising, including banner advertisements and sponsorship arrangements on the Excite Network. A majority of the Company's customers purchasing banner advertisements purchase those advertisements on a short term basis and these customers may terminate their advertising commitments at any time without penalty. Consequently, there can be no assurance that these customers will continue or increase their level of advertising on the Excite Network or that these customers will not move their advertising to competing Web sites or to other traditional media. Therefore, there can be no assurance that the Company will be successful in maintaining or increasing the amount of advertising on the Excite Network and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

ACQUISITION STRATEGY; INTEGRATION OF PAST AND FUTURE ACQUISITIONS

         The Company has in the past and may in the future acquire businesses, technologies, services, product lines, content databases, or access to content databases that are complementary to the Company's business. For example, the Company acquired MatchLogic in February 1998, Netbot in November 1997, the assets relating to the WebCrawler service ("WebCrawler") in March 1997 and The McKinley Group, Inc. ("McKinley") in August 1996. Acquisitions involve a number of special risks, including, among other things, the difficulty of assimilating the technologies, operations and personnel of acquired companies, the potential disruption of the Company's business, diversion of resources, incurrence of acquisition-related expenses, amortization of intangible assets, the assumption of unknown liabilities, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and strategic partners as a result of the acquisition or the integration of new personnel. For example, the assimilation of prior acquisitions required, among other things, the integration of service offerings, coordination of the research and development and sales and marketing efforts, the assumption by the Company of liabilities under distribution agreements and loan agreements, and the addition of a significant number of additional personnel. The Company is currently facing similar integration issues with respect to the acquisitions of Netbot and MatchLogic, and there can be no assurance that the Company will be successful in addressing these risks. Any failure to successfully address these acquisition-related risks could have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company has sought interpretative advice from the Securities and Exchange Commission with respect to the proposed accounting treatment of the acquisition of MatchLogic. In the event the Company is unable to account for this acquisition as a pooling-of-interests, the Company believes that it could incur significant charges relating to the amortization of goodwill and other intangible assets. These charges could have a material adverse effect on the Company's results of operations.

DEVELOPING MARKET; VALIDATION OF THE WEB AS AN EFFECTIVE ADVERTISING MEDIUM

         The market for the Company's services has recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Web or who seek to derive significant revenues from the sale of advertisements on the Web. The Company is highly dependent upon the increased use of the Web for information, publication, distribution and commerce. The Web as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media, and therefore the Web is an unproven medium for advertising supported services. Accordingly, the Company's future operating results will depend substantially upon the increased use of the Web for information, publication, distribution and commerce and the emergence of the Web as an effective advertising medium.

         The Company's ability to generate significant advertising revenues will also depend, among other things, the development of a large base of users of the Company's services possessing demographic characteristics attractive to advertisers, the ability of the Company to accurately measure its user base and the ability of the Company to develop and update effective advertising delivery and measurement systems. Many of the Company's advertisers have only limited experience with the Web as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Web-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. The adoption of Web advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business and exchanging information. There can be no assurance that the market for Web advertising will continue to emerge or become sustainable. If the market fails to develop or develops more slowly than expected, the Company's business, results of operations and financial condition could be materially and adversely affected. No standards have been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to support the Web as an effective advertising medium. There can be no assurance that advertisers will accept the Company's or other third-party measurements of impressions, or that such measurements will not contain errors. In such event, the Company's advertising revenues could be materially adversely affected which could have a material adverse effect on the Company's business, results of operations and financial condition.

         In addition, there is intense competition in the sale of advertising on the Web, resulting in a wide range of rates quoted and a variety of pricing models offered by different vendors for a variety of advertising services which makes it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models will be adopted by the industry or advertisers. For example, advertising rates based on the number of "click throughs," or user requests for additional information made by clicking on the advertisement from the Company's network to the advertiser's Web pages, instead of rates based solely on the number of impressions, would materially adversely affect the Company's revenues. As a result of these risks, there can be no assurance that the Company will be successful in generating significant future advertising revenues from Web-based advertising, and the failure to do so would have a material adverse effect on the Company" business, results of operations and financial condition.

         Further, there can be no assurance that advertisers will determine that banner advertising, the delivery of which currently comprises a substantial portion of the Company's revenues, is an effective or attractive advertising medium, and there can be no assurance that the Company will effectively transition to any other forms of Web advertising should they develop and achieve market acceptance. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of such software by users could have a material adverse effect upon the commercial viability of Web advertising, which would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON THIRD-PARTY RELATIONSHIPS

         The Company is currently and will be in the future dependent on a number of third-party relationships for user traffic and to provide content on the Excite Network and to make it more attractive to advertisers and consumers. These relationships include arrangements relating to the positioning of the Excite Network on Web browsers such as those offered by Netscape and Microsoft, agreements with ISPs and OSPs such as AOL and Microsoft and arrangements for providing content for the Excite Network such as stock quotes and news stories. For example, the Company's brands are featured as a "Premier Provider" or "Marquee Providers" on Netscape's Web site and the Company believes that approximately 13% of its daily user traffic is directed from Netscape. The termination of, or the failure of the Company to renew on reasonable terms, its position on a Web browser or its relationship with an ISP, OSP or key content provider could significantly reduce traffic on the Excite Network or could otherwise adversely affect the Company's advertising revenues which would also have a material adverse effect on the Company's business, results of operations and financial condition. The Company's agreements with Netscape expire in May 1998. If the Company were unable to enter into replacement agreements with Netscape with respect to its "Premier Provider" or "Marquee Provider" arrangements at the end of the term of the agreements, the Excite Network could lose a portion of its traffic or could otherwise become less attractive to advertisers, and as a result, advertising revenues would be materially and adversely affected. In addition, if any replacement agreements with Netscape are on materially worse terms than those of the Company's current Premier Provider Agreement or Marquee Provider Agreement, there would be a material adverse effect on the Company's business, results of operations and financial condition. The Company could also incur expenses relating to distribution license fees as a result of a new agreement with a third party, including Netscape. These distribution license fees could have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company is also generally dependent on other Web site operators that provide links to the Excite Network. Most of these arrangements do not require future minimum commitments to use the Company's services to provide access or links to the Excite Network or to provide content to the Company, are often not exclusive and are often short-term or may be terminated at the convenience of the other party. There can be no assurance that these third parties regard their relationship with the Company as important to their own respective businesses and operations, that they will not reassess their commitment to the Excite Network at any time in the future, or that they will not develop their own competitive services or products. Further, there can be no assurance that the services of those companies that provide access to the Excite Network will achieve market acceptance or commercial success and therefore there can be no assurance that any significant amount of traffic will be directed to the Excite Network as a result of these third party relationships. Accordingly, there can be no assurance that the Company's existing relationships will result in sustained business partnerships, successful service offerings, the generation of significant traffic in the Excite Network or significant revenues for the Company.

         The Company has also entered into a five-year distribution agreement with AOL which expires in November 2001 pursuant to which a co-branded version of the Excite search and directory service is designated as the exclusive Web search and retrieval service for AOL for an initial two-year period ending in November 1998. If the exclusivity period does not extend beyond the initial two year term, the co-branded service would become the "default" search and directory service of AOL, however, AOL could enter into a strategic relationship with a competitor of the Company or offer its own competing services. In such an event, the amount of the Company's traffic and advertising revenues could be materially and adverse affected.

PRIVACY CONCERNS

         The Company's services and the recently acquired MatchLogic use "cookies" to deliver targeted advertising, help compile demographic information about users and limit the frequency with which an ad is shown to the user. Cookies are bits of information keyed to a specific drive and passed to a Web site server through the user's browser software. Cookies are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through the modification of the user's browser settings. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. In addition, certain currently available Web browsers allow a user to delete cookies or prevent cookies from being stored on the user's hard drive. Any reduction or limitation in the use of cookies could limit the effectiveness of the Company's ad targeting which could result in the Company experiencing lower CPM rates for its advertisements which could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE WEB

         The Company's success is highly dependent upon continued growth in the use of the Web generally and, in particular, as a medium for advertising, information services and commerce. Use of the Web by consumers is at a very early stage of development, and market acceptance of the Web as a medium for advertising, information services and commerce is subject to a high level of uncertainty. The rapid growth of global commerce and the exchange of information on the Web and other online services is new and evolving, making it difficult to predict whether the Web will prove to be a viable commercial marketplace. The Company believes that its future success will require the development and widespread acceptance of the Web and online services as a medium for advertising and commerce. There can be no assurance that the Web will be a successful commerce and information channel. If use of the Web does not continue to grow, the Company's business, results of operations and financial condition would be materially and adversely affected.

SECURITY RISKS

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in compromises or breaches of the security systems used by the Company or other Web sites to protect proprietary information. If any such compromises of security were to occur it could have a material adverse effect on the use of the Web for commerce and communications and on the Company's business, results of operations and financial condition. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. To the extent that activities of the Company or sponsors of the Company's services involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that the failure to prevent such breaches would not have a material adverse effect on the Company's business, results of operations and financial condition.

RAPID TECHNOLOGICAL CHANGE

         The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web-based products and services. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies, its ability to adapt its services to evolving industry standards and its ability to continually improve the performance, features and reliability of its network in response to both evolving demands of the marketplace and competitive service and product offerings. The failure of the Company to adapt to such changes and evolution would have a materially adverse effect on the Company's business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by the Company to modify or adapt its services or infrastructure which could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON NEW AND ENHANCED SERVICES

         Because the attractiveness of the Excite Network to advertisers is based substantially upon the amount of traffic on the Excite Network, broad acceptance of the Excite Network by consumers is critical to the Company's future success. The Company currently offers and plans to introduce a variety of Web-related services, including its e-mail, Excite NewsTracker and chat services. Any new service launched by the Company that is not favorably received by consumers could adversely affect the Company's reputation or brand name and could also adversely affect the Company's user traffic. There can also be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of these services, or that its new services and enhancements will achieve any degree of significant market acceptance. Furthermore, existing services or new releases by the Company, whether improved versions of existing services or introductions of new services, may contain undetected errors that require significant design modifications. Delays in the commencement of or errors contained in new services and enhancements may result in customer dissatisfaction and delay or loss of advertising revenue. If the Company is unable, for technological or other reasons, to develop and introduce new services or enhancements in a timely manner, or if the recently introduced services or enhancements contain errors or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition could be materially and adversely affected.

UNCERTAIN MAINTENANCE AND STRENGTHENING OF THE COMPANY'S BRANDS

         The Company believes that maintaining and strengthening its brands is critical to achieving widespread acceptance of the Excite Network, particularly in light of the competitive nature of the Company's market. Promoting and positioning its brands will depend largely on the success of the Company's marketing efforts and the ability of the Company to provide high quality services. In order to promote its brands, the Company may find it necessary to increase its marketing budget or otherwise increase its financial commitment to creating and maintaining brand loyalty among customers. If the Company fails to promote and maintain its brands or incurs excessive expenses in an attempt to promote and maintain its brands or if the Company's existing or future strategic relationships fail to promote the Company's brands or increase brand awareness, the Company's business, results of operations and financial condition could be materially adversely affected.

MANAGEMENT OF GROWTH

         The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. As of February 15, 1998, the Company had grown to 318 employees from 188 employees at December 31, 1996. Further, as the number of the Company's users, advertisers and other business partners has grown, the Company is required to manage multiple relationships with various customers, strategic partners and other third parties. These requirements will be exacerbated in the event of further growth in the Company or in the number of its strategic relationships or sponsorship arrangements. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results will also depend on its ability to expand its sales and marketing organization and expand its support organization commensurate with the growth of its business and the Web. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially and adversely affected.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         A key component of the Company's strategy is to expand its international operations and its international sales and marketing activities by offering localized versions of the Excite Network through joint venture arrangements or other strategic agreements. Expansion into these markets has required and will continue to require management attention and resources and may require the Company to localize its services for a particular market. The Company has limited experience in localizing its services and many of the Company's competitors are also undertaking to expand into foreign markets. There can be no assurance that the Company will be successful in expanding into international markets. In addition to the uncertainty regarding the Company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international basis, including, among others, regulatory requirements, legal uncertainty regarding liability, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, different accounting practices, problems in collecting accounts receivable, political instability, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the success of the Company's international operations. To the extent the Company expands its international operations and has additional portions of its international revenues denominated in foreign currencies, the Company could become subject to increased risks relating to foreign currency exchange rate fluctuations. There can be no assurance that one or more of the factors discussed above will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, results of operations and financial condition.

  RISK OF CAPACITY CONSTRAINTS; DEPENDENCE ON COMPUTER INFRASTRUCTURE

         The Company is dependent on its ability to generate a high volume of traffic to the Excite Network. Accordingly, the performance of the Excite Network is critical to the Company's reputation, its ability to attract advertisers and to achieve market acceptance of the network. Any system failure that causes interruptions in the availability or increases response time of the Company's services could reduce user satisfaction and traffic to the Excite Network and, if sustained or repeated, would reduce the attractiveness of the Excite Network to advertisers and consumers. An increase in the volume of searches conducted through the Excite Network could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures. In addition, as the amount of Web pages and traffic increases, there can be no assurance that the Excite Network will be able to scale proportionately. The Company is also dependent upon Web browsers, ISPs, OSPs and other Web site operators, which have experienced significant outages in the past, for access to its network, and Web consumers have experienced outages, delays and other difficulties due to system failures unrelated to the Company's systems and services. Additional difficulties could also materially and adversely affect consumer and advertiser satisfaction. To the extent that the capacity restraints described above are not effectively addressed by the Company, such constraints would have a material adverse effect on the Company's business, results of operations and financial condition.

         Substantially all of the Company's communications hardware and certain of its computer hardware operations are located at leased facilities in Redwood City, California, an area susceptible to earthquakes. The Company has experienced system failures or outages from time to time in the past, which have disrupted the operation of the Excite Network. There can be no assurance that a system failure at this location would not adversely affect the performance of the Excite Network. These systems are also vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have a formal disaster recovery plan. Although the Company carries property and business interruption insurance, its low coverage limits may not be adequate to compensate the Company for all losses that may occur. The Company's servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessations in service to users of the Excite Network. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON THE WEB INFRASTRUCTURE

         The success of the Excite Network will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and online exchange of information on the Web and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace. The Web has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. Furthermore, the Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future, including outages and delays resulting from the inability of certain computers or software to distinguish dates in the 21st century from dates in the 20th century. These outages and delays could adversely affect the level of Web usage and also the level of traffic on the Excite Network. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace will be developed, or, if they are developed, that the Web will become a viable commercial marketplace for services such as those offered by the Company. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, the Company's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its services to changing Web technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

         The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Web. However, due to the increasing popularity and use of the Web, it is possible that a number of laws and regulations may be adopted with respect to the Web, covering issues such as user privacy, pricing, characteristics and quality of products and services. For example, although it was held unconstitutional, the Telecommunications Act of 1996 prohibited the transmission over the Internet of certain types of information and content and other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. In addition, several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing the growth in use of the Web, which could in turn decrease the demand for the Company's services. The adoption of any additional laws or regulations may also decrease the growth of the Web, which could in turn decrease the demand for the Excite Network or could increase the Company's cost of doing business. Moreover, the applicability to the Web of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain and will take years to resolve. Any such new legislation or regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, results of operations and financial condition.

         Due to the global nature of the Web, it is possible that, although transmissions of the Excite Network originate in the State of California, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. It is also possible that states or foreign countries may seek to impose sales taxes on out of state companies that engage in commerce over the Internet. In the event that states or foreign countries succeed in imposing sales or other taxes on Internet commerce, the growth of the use of the Internet for commerce could slow substantially. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB

         Because materials contained on the Web may be accessed through the services offered by the Company and be subsequently distributed to others, there is a potential that claims may be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such types of claims have been brought, and sometimes successfully pressed, against OSPs and ISPs in the past. In addition, the Company could be exposed to liability with respect to the selection of listings that may be accessible through the Company's services and through content and materials that may be posted by users in classifieds, bulletin board and chat room services offered by the Company. Such claims might include, among others, that by providing hypertext links to Web sites operated by third parties, the Company is liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is possible that if any information provided through the Company's services, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the Company for losses incurred in reliance on such information. The Company recently began offering Web-based e-mail services, which expose the Company to potential risks, such as liabilities or claims resulting from unsolicited e-mail (spamming), lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service.

         From time to time, the Company enters into agreements with sponsors, content providers, service providers and merchants under which the Company is entitled to receive a share of revenue from the purchase of goods and services by users of the Company's services. Such arrangements may expose the Company to additional legal risks and uncertainties, including, without limitation, potential liabilities to consumers of such products and services. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

         The Company's performance is substantially dependent on the performance of its executive officers and other key employees. Given the Company's early stage of development, the Company is dependent on its ability to attract, train, retain and motivate high quality personnel, especially its management and engineering and development teams. The Company does not have "key person" life insurance policies on any of its employees. The loss of the services of any of its other executive officers or key employees could have a material adverse effect on the business, results of operations or financial condition of the Company. The Company's future success also depends on its continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense, particularly in the San Francisco Bay Area, and there can be no assurance that the Company will be able to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

PROPRIETARY TECHNOLOGY; POTENTIAL LITIGATION

         The Company regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods, and has been issued a patent with respect to certain aspects of its searching and indexing technology. The Company has filed two patent applications with respect to other aspects of its technology. There can be no assurance that the patent that has been issued is, or that any patents that may issue from these pending applications will be, sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that have been issued or that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection of the Company's technology may make it easier for the Company's competitors to offer technology equivalent to or superior to the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Web makes it virtually impossible to control the ultimate destination of the Company's products. Policing unauthorized use of the Company's technology is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition.

         Many parties, including competitors of the Company, are actively developing search, indexing and related Web technologies. Some of these parties have and the Company believes that others will take steps to protect these technologies, including seeking patent protection. As a result, the Company believes that disputes regarding the ownership of such technologies are likely to arise in the future.

         From time to time, the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the service operated by the Company. Although the Company investigates claims and responds as it deems appropriate, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any assertions or prosecutions will not materially and adversely affect the Company's business, results of operations and financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense thereof which could have a material adverse effect on the Company's business, results of operations and financial condition. If any claims or actions were asserted against the Company, the Company might seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all.

         The Company currently owns and also licenses from third parties certain of its technologies. As it continues to introduce new services that incorporate new technologies, it anticipates that it may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will be available to the Company on commercially reasonable terms, if at all. The inability of the Company to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could materially and adversely affect the performance of its services until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in the introduction of services or adverse impact on service quality could materially and adversely affect the Company's business, results of operations and financial condition.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

         Upon completion of this offering, the present directors and executive officers and certain shareholders of the Company and their respective affiliates will, in the aggregate, beneficially own approximately 52.7% of the outstanding Common Stock. As a result, these shareholders will possess significant influence over the Company, giving them the ability, among other things, to elect a significant portion of the Company's Board of Directors (or the entire Board of Directors when and if cumulative voting is eliminated) and approve significant corporate transactions. In addition, upon completion of this offering AOL and Intuit Inc. ("Intuit") will beneficially own approximately 12.0% and 13.2%, respectively, of the outstanding Common Stock. Such concentration of share ownership may also have the effect of delaying or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company.

VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock is highly volatile and is subject to wide fluctuations in response to a wide variety of factors including, quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, conditions affecting the Internet industry changes in financial estimates by securities analysts, or other events or factors. For example, during 1997, the Company's Common Stock closed as low as $7.88 and as high as $34.38 per share. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If brought against the Company, such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

         The Company currently anticipates that its available funds will be sufficient to meet its anticipated needs for working capital, capital expenditures and business expansion for the remainder of 1998. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE; SHELF REGISTRATION STATEMENTS AND REGISTRATION RIGHTS

         Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"). In addition to the 3,998,258 shares of Common Stock offered hereby, as of February 15, 1998, the Company had outstanding approximately 22,008,290 shares of Common Stock, options to purchase a total of approximately 4,216,424 shares of Common Stock, 1,216,282 shares of Common Stock reserved for future issuance under the Company's stock option and stock purchase plans, warrants to purchase 95,122 shares of Common Stock and a warrant to purchase 325,000 shares of the Company's Series E Preferred Stock. The Company has in effect two shelf Registration Statements with respect to the 2,634,601 shares (as of February 15, 1998) of Common Stock held by AOL (or issuable to AOL upon exercise of a warrant) and with respect to the 2,900,000 shares of Common Stock held by Intuit. Holders of an additional 5,391,273 shares of Common Stock have certain rights to require the Company to register those shares of Common Stock for offer and sale to the public. If such holders, by exercising their registration rights or selling their shares of Common Stock pursuant to an existing registration statement, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock.

YEAR 2000 COMPLIANCE

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its systems are Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Web advertising or sponsorship of Web services, which could have a material adverse effect on the Company's business, results of operations and financial condition.


                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares offered hereby will be solely for the account of the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of February 15, 1998 by each Selling Shareholder named below. Each of the Selling Shareholders named below was either (i) formerly a stockholder of Netbot who acquired the shares of the Company's Common Stock offered hereby in the merger transaction pursuant to which the Company acquired Netbot or (ii) formerly a stockholder of MatchLogic who acquired the shares of the Company's Common Stock in the merger transaction pursuant to which the Company acquired MatchLogic. No Selling Shareholder has had any position, office or other material relationship with the Company (other than in connection with the Netbot Merger or the MatchLogic Merger) within the past three years. The following table assumes that each Selling Shareholder sells all of the shares held by such Selling Shareholder in this offering. However, the Company is unable to determine the exact number of shares that will actually be sold or when or if such sales will occur. The Company will not receive the proceeds of any shares of Common Stock sold pursuant to this Prospectus.

         In addition, certain of the Selling Shareholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their partners, shareholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, shareholders or trust beneficiaries. Those shares may later be sold by those partners, shareholders or trust beneficiaries, or any of their respective distributees.

         The Selling Shareholders have advised the Company that each of them is the beneficial owner (within the meaning of such term in Rule 13d-3 promulgated under the Exchange Act) of their respective Shares being offered hereby.


                                                         Shares Beneficially               Shares Beneficially
                                                        Owned Before Offering             Owned After Offering
                                                        ---------------------             --------------------
Name                                                     Number      Percent             Number         Percent
----                                                     ------      -------             ------         -------

FORMER STOCKHOLDERS OF NETBOT:
Alberg, Tom A. (1)                                       8,699             *                 -              -
Alta California Partners, L.P. (2)                     206,953             *                 -              -
Alta Embarcadero Partners, LLC (3)                       5,644             *                 -              -
ARCH Venture Fund II, L.P. (4)                         212,597           1.0%                -              -
Comdisco, Inc. (5)                                      10,786             *                 -              -
Etzioni, Oren (6)                                      137,363             *                 -              -
Falcon Technology Partners II, L.P. (7)                 13,299             *                 -              -
Ohio Partners, Ltd. (8)                                 69,138             *                 -              -
Oki, Scott D. (9)                                       21,748             *                 -              -
University of Washington (10)                           32,051             *                 -              -
Weld, Daniel (6)                                       137,363             *                 -              -

                                                         Shares Beneficially               Shares Beneficially
                                                        Owned Before Offering             Owned After Offering
                                                        ---------------------             --------------------
Name                                                     Number      Percent             Number         Percent
----                                                     ------      -------             ------         -------
FORMER STOCKHOLDERS OF MATCHLOGIC:
Walter Buckley, III (11)                                    8,486          *                 -              -
Data Strategies, Inc. (12)                                769,662          3.5               -              -
Ken Fox (11)                                                8,486          *                 -              -
Stephen Getsy (11)                                          8,486          *                 -              -
Internet Capital Group (13)                               381,910          1.7               -              -
Sequel Euro Limited Partnership (14)                      185,943          *                 -              -
Sequel Limited Partnership (15)                           425,113          1.9               -              -
TL Ventures III L.P. (16)                               1,055,760          4.8               -              -
TL Ventures III Offshore (17)                             220,992          1.0               -              -
TL Ventures III Interfund, L.P. (18)                       34,472          *                 -              -
Silicon Valley Bank (19)                                    5,727          *                 -              -
The Wallach Company (19)                                   39,664          *                 -              -
                  _________

* Less than 1%.

(1) Includes 499 shares subject to an escrow (the "Netbot Escrow") to secure indemnification obligations under the Agreement and Plan of Reorganization related to the Netbot Merger.

(2)      Includes 11,874 shares subject to the Netbot Escrow.

(3)      Includes 323 shares subject to the Netbot Escrow.

(4)      Includes 12,198 shares subject to the Netbot Escrow.

(5) Includes 499 shares subject to the Netbot Escrow and 2,087 shares subject to a warrant.

(6)      Includes 7,881 shares subject to the Netbot Escrow.

(7)      Includes 763 shares subject to the Netbot Escrow.

(8)      Includes 3,966 shares subject to the Netbot Escrow.

(9)      Includes 1,247 shares subject to the Netbot Escrow.

(10)     Includes 1,839 shares subject to the Netbot Escrow.

(11) Includes 636 shares subject to an escrow (the "MatchLogic Escrow") to secure indemnification obligations under the Agreement and Plan of Reorganization related to the MatchLogic Merger.

(12)     Includes 57,725 shares subject to the MatchLogic Escrow.

(13)     Includes 28,643 shares subject to the MatchLogic Escrow.

(14)     Includes 13,946 shares subject to the MatchLogic Escrow.

(15)     Includes 31,884 shares subject to the MatchLogic Escrow.

(16) Includes 76,876 shares subject to the MatchLogic Escrow and 30,751 shares subject to a warrant.

(17) Includes 16,092 shares subject to the MatchLogic Escrow and 6,435 shares subject to a warrant.

(18) Includes 2,510 shares subject to the MatchLogic Escrow and 1,004 shares subject to a warrant.

(19)     Represents shares subject to warrants.

                              PLAN OF DISTRIBUTION

         In connection with the Netbot Merger and the MatchLogic Merger, each of the Selling Shareholders who was formerly a shareholder of Netbot or MatchLogic, as applicable, entered into a Registration Rights Agreement (a "Registration Rights Agreement") with the Company. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Registration Rights Agreements. To the Company's knowledge, no Selling Shareholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers that will participate in the offering.

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders or by pledgees, donees, transferees and other successors in interest; provided however, that the Selling Shareholders who were former stockholders of MatchLogic have agreed with the Company that they will not sell or dispose of any Shares until the first date on which the Company publicly releases financial statements that include at least thirty (30) days of post-MatchLogic Merger combined operating results of the Company and MatchLogic. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer engaged by the Selling Shareholder will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by the Selling Shareholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. In addition, certain of the Selling Shareholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their partners, shareholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, shareholders or trust beneficiaries. Those shares may later be sold by those partners, shareholders or trust beneficiaries, or any of their respective distributees.

         In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. A Selling Shareholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholders have agreed with the Company in the applicable Registration Rights Agreement not to sell any of the Shares pursuant to this Prospectus in an underwritten offering without the Company's prior written consent. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 145 under the Securities Act may be sold under Rule 144 or Rule 145 rather than pursuant to this Prospectus.

         All costs, expenses and fees in connection with the registration of the shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Under the Agreement, the Company and the Selling Shareholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The Company has advised the Selling Shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders have advised the Company that during such time as the Selling Shareholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act; (iii) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and (iv) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

         Under certain circumstances, the Company has the ability to suspend the use of this Prospectus if, in the good faith judgment of the Board of Directors of Excite, it would be seriously detrimental to Excite and its shareholders for resales of shares to be made due to (A) the existence of a material development or potential material development with respect to or involving Excite which Excite would be obligated to disclose in the Prospectus, which disclosure would in the good faith judgment of the Board of Directors of Excite be premature or otherwise inadvisable at such time and would have a material adverse affect upon Excite and its shareholders, or (B) the occurrence of any event that makes any statement made in the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Prospectus so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         This offering will terminate as to each Selling Shareholder on the earlier of (a) the termination of the Effectiveness Period during which the Company is required to maintain the effectiveness of the Registration Statement of which this Prospectus forms a part, or (b) the date on which all Shares offered hereby have been sold by the Selling Shareholders. There can be no assurance that any of the Selling Shareholders will sell any or all of the Shares of Common Stock offered hereby.

         Pursuant to an Escrow Agreement between the Company and the Selling Shareholders who were former stockholders of Netbot, a total of 48,970 of the Shares will be held in an escrow from the closing of the Netbot Merger until the earlier of (a) the date on which Excite has received audited financial statements together with a report thereon from Excite's independent auditors covering the combined results of Excite and Nebot for the first fiscal year of Excite ending after the closing of the Netbot Merger (i.e., the year ending December 31, 1997), for items expected to be encountered in the audit process, provided that Excite shall have a reasonable period of time, not to exceed ninety (90) days from the end of its fiscal year, to review the audit results to determine if any claim for damages exists under the Agreement and Plan of Reorganization relating to the Netbot Merger in order to secure certain indemnification obligations of the Selling Shareholders who were former stockholders of Netbot to the

Company, and (b) six (6) months after the closing of the Netbot Merger (i.e., May 24, 1998) for all other items. Shares held in escrow may not be sold or transferred without the Company's consent.

         Pursuant to an Escrow Agreement between the Company and the Selling Shareholders who were former stockholders of MatchLogic, a total of 227,074 of the Shares will be held in escrow from the closing of the MatchLogic Merger until the earlier of (a) the date on which Excite has received audited financial statements together with a report thereon from Excite's independent auditors covering the combined results of Excite and MatchLogic for the first fiscal year of Excite ending after the closing of the MatchLogic Merger (i.e., the year ending December 31, 1998), for items expected to be encountered in the audit process, provided that Excite shall have until March 31, 1999 to review the audit results to determine if any claim for damages exists under the Agreement and Plan of Reorganization relating to the MatchLogic Merger in order to secure certain indemnification obligations of the Selling Shareholders who were former stockholders of MatchLogic to the Company, and (b) twelve (12) months after the closing MatchLogic Merger (i.e., February 3, 1999). Shares held in escrow may not be sold or transferred without the Company's consent.

         The Company has agreed to pay the expenses of registering the Shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Each of the Selling Shareholders will bear their pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any such Selling Shareholder.

         The Company and the Selling Shareholders have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the Shares offered hereby.

         Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made: (a) to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if a Selling Shareholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306. Members of Fenwick & West LLP own an aggregate of 10,823 shares of Common Stock of the Company.

                                     EXPERTS

         The consolidated financial statements of Excite, Inc. incorporated by reference in this Prospectus by reference from the annual report (Form 10-K, as amended by Form 10-K/A) of Excite, Inc. for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The report as to the years 1995 and 1994 is based in part on the report of Price Waterhouse LLP, independent accountants. The financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

                                  EXCITE, INC.


                               3,998,258 Shares of
                                  Common Stock


                              --------------------

                                   PROSPECTUS
                              --------------------


================================================================================